EXHIBIT 99.1

                                 FOR:   Consolidated Graphics, Inc.

                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President & Treasurer
                                        (713) 787-0977

                             CONTACT:   Betsy Brod/Jonathan Schaffer
                                        Media: Merridith Ingram/Jennifer Kirksey
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600


FOR IMMEDIATE RELEASE

          CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF PICCARI PRESS

      Houston, Texas - November 10, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has completed its acquisition of Piccari Press, Inc. of Philadelphia, Pennsylvania. Piccari offers a full line of printing services including electronic prepress, up to six-color printing and a complete postpress with mailing and fulfillment capabilities. Upon completion of the transaction, Piccari will continue to be led by Joe Trefaller, President, Carl Piccari, Sr. and Carl Piccari, Jr. Other terms were not disclosed.

      Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Piccari represents another profitable, well-run company that has decided to join Consolidated Graphics. Piccari continues to distinguish itself in the large Philadelphia market through its consistent and dedicated customer service. We are pleased to welcome this outstanding company and its dedicated staff to our organization."

      Consolidated Graphics, Inc. is the fastest growing printing company in the United States. The Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $700 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

      This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
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